Exhibit 99.04

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES SECOND
QUARTER NET INCOME OF $173.0 MILLION, DOWN 27%
Second Quarter Net Income Per Diluted Share of $1.67, down 25%,
Second Quarter Credit Enhancement Production(1) $367.8 million, down 31%

NEW YORK, July 25, 2007—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced second quarter 2007 net income of $173.0 million, or $1.67 per diluted share. This represents a 27% decrease from second quarter 2006 net income of $238.6 million, and a 25% decrease in net income per diluted share from $2.22. The decrease is primarily due to unrealized mark-to-market losses amounting to ($56.9) million, or ($0.36) per diluted share, related to credit derivative exposures in the second quarter 2007. The comparable quarter of 2006 included net realized gains on investment securities of $44.4 million, or $0.27 per diluted share, primarily resulting from cash recoveries received related to a security in the investment agreement portfolio that had been written down in prior years. The second quarter 2007 unrealized mark-to-market losses on credit derivative exposures is the result of unfavorable market pricing of collateralized debt obligations with significant amounts of sub-prime residential mortgage collateral. As further described below, net mark-to-market gains and losses on credit derivatives and net gains and losses from sales of investment securities are excluded from the earnings measures used by research analysts.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of

Ambac Second Quarter 2007 Earnings/2

accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the second quarter 2007, net security gains and losses had the effect of decreasing net income by ($34.6) million, or ($0.34) on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $25.6 million, or $0.25 per diluted share during the quarter. Table I, below, provides second quarter and six-month comparisons of earnings for 2007 and 2006.

Table I

Earnings Per Diluted Share

	Second Quarter			Six Months
	2007	2006	% Change	2007	2006	% Change
Net income per diluted share	$1.67	$2.22	-25%	$3.70	$4.28	-14%
Effect of net security gains	$0.34	($0.31)	n.a.	$0.30	($0.38)	n.a.

Operating earnings (a)(b)	$2.01	$1.91	+5%	$4.00	$3.90	+3%
Effect of Accelerated earnings	($0.25)	($0.21)	n.a.	($0.48)	($0.32)	n.a.

Core earnings(b)	$1.76	$1.70	+4%	$3.52	$3.58	-2%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2, below.

Commenting on the overall results, Ambac Chairman and Chief Executive Officer, Robert J. Genader, noted, “We are pleased with the breadth and quality of our business production in the quarter. Our rigorous and proven approach enabled us to deliver positive results despite the turmoil in the sub-prime mortgage market that resulted in a negative mark-to-market adjustment. Our triple-A business model offers us key advantages, including our ability to hold insured transactions to maturity; no collateral or margin requirements on transactions insured; and, in the unlikely event of default we pay scheduled principal and interest, thereby minimizing liquidity risk.” Mr. Genader added, “Looking ahead, the disciplined execution of our strategy positions us well to benefit from the improving business conditions we see, with wider spreads, enhanced credit terms and increased demand for our valuable financial guarantee products.”

Revenues

Highlights

•	Credit enhancement production(1) in the second quarter of 2007 was $367.8 million, down 31% from Ambac’s record quarterly production of $531.0 million reported in the second quarter of 2006.

Credit enhancement production for the six months of 2007 of $677.9 million was 11% lower than credit enhancement production of $764.4 million in the same period of 2006.

Table II, below, provides the second quarter and six-month comparisons of credit enhancement production by market segment for 2007 and 2006.

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Ambac Second Quarter 2007 Earnings/3

Table II

Credit Enhancement Production (1)

$-millions	Second Quarter			Six Months
	2007	2006	% Change	2007	2006	% Change
Public Finance	$114.5	$132.1	-13%	$229.1	$231.2	-1%
Structured Finance	159.1	212.8	-25%	294.4	303.5	-3%
International	94.2	186.1	-49%	154.4	229.7	-33%

Total	$367.8	$531.0	-31%	$677.9	$764.4	-11%

In public finance, Ambac’s premium production decreased even though overall market issuance was up approximately 13%, quarter on quarter. The increase in issuance for the quarter was driven by strong refunding issuance. Ambac’s market share of the insured market was approximately 21%, down slightly from 22% in the comparable prior year quarter. Ambac wrote fewer large, structured transactions in the second quarter of 2007 relative to the comparable prior quarter resulting in the decline in credit enhancement production.

U.S. structured finance second quarter credit enhancement production declined from the prior year as the second quarter 2006 production included two large transactions representing 46% of that quarter’s total production. Capital market activity in the U.S. continues to be robust and during the current quarter Ambac benefited from strong writings in pooled debt obligations (CDOs) where both pricing and transaction structure have improved significantly since the beginning of the year. Competition from the senior/subordinated market has dissipated significantly in mortgage-related asset classes.

International credit enhancement production also declined relative to an exceptionally strong comparable prior year quarter. Second quarter 2006 international production included two large U.K. transactions that represented almost 48% of the total international production for that quarter. The current quarter saw strong flow in asset backed securitizations. During the quarter Ambac closed deals in seven different countries. Management continues to believe that the broad international markets provide an array of opportunities and will be a driver of short-term and long-term growth for Ambac.

•

Net premiums written (which represent premiums collected during the period, net of reinsurance) in the second quarter of 2007 of $232.7 million were 9% lower than net premiums written of $255.7 million in the comparable period of 2006. The decrease is primarily a result of lower premiums collected up front in public finance and international finance partially offset by lower premiums ceded to reinsurers during the second quarter 2007. Ceded premiums as a percentage of gross premiums written were 10.9% and 18.4% for the second quarter of 2007 and 2006, respectively. Second quarter 2006 ceded premiums were impacted by the number of large deals utilizing reinsurance capacity.

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Ambac Second Quarter 2007 Earnings/4

Net premiums written for the six months of 2007 of $453.1 million were 6% lower than net premiums written of $483.6 million in the same period of 2006. Excluding the impact of $37.0 million of return premiums from reinsurance cancellations in the first quarter of 2006, net premiums written are up 1%.

A breakdown of gross premiums written by market segment and ceded premiums for the second quarter and six-month periods of 2007 and 2006 are included below in Table III.

Table III

Premiums Written

$-millions	Second Quarter			Six Months
	2007	2006	% Change	2007	2006	% Change
Public Finance	$111.7	$122.9	-9%	$226.1	$215.2	+5%
Structured Finance	87.5	90.2	-3%	170.8	169.0	+1%
International	61.9	100.4	-38%	114.1	148.4	-23%

Total Gross Premiums Written	261.1	313.5	-17%	511.0	532.6	-4%
Ceded Premiums Written	(28.4)	(57.8)	-51%	(57.9)	(49.0)	+18%

Net Premiums Written	$232.7	$255.7	-9%	$453.1	$483.6	-6%

•

Net premiums earned and other credit enhancement fees for the second quarter of 2007 were $238.3 million, which represented a 6% increase from the $225.0 million earned in the second quarter of 2006. The increase was driven by higher accelerated premiums from refundings and policy termination fees, as well as higher normal premiums and other credit enhancement fees.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $43.0 million in the second quarter of 2007, up 15% from $37.4 million in accelerated premiums in the second quarter of 2006. During the second quarter 2007 and 2006, approximately $31.6 million and $23.9 million, respectively, of the accelerated premiums related to U.S. public finance transactions and the remainder related to U.S. structured finance and international transactions.

Net premiums earned and other credit enhancement fees for the first half of 2007 were $469.9 million, which represented an 8% increase from the $433.4 million earned in the first half of 2006. Accelerated premiums were $82.8 million for the first half 2007, up 33% from $62.3 million in accelerated premiums for the first half of 2006. Accelerated premiums in 2006 include $7.7 million related to the impact of reinsurance cancellations occurring in the first quarter of 2006.

A breakdown of net premiums earned and other credit enhancement fees by market sector for 2007 and 2006 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac Second Quarter 2007 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Second Quarter			Six Months
	2007	2006	% Change	2007	2006	% Change
Public Finance	$59.1	$58.1	+2%	$117.5	$114.0	+3%
Structured Finance	85.7	77.9	+10%	167.7	154.8	+8%
International	50.5	51.6	-2%	101.9	102.3	0%

Total Normal Premiums/Fees	195.3	187.6	+4%	387.1	371.1	+4%
Accelerated Premiums	43.0	37.4	+15%	82.8	62.3	+33%

Total	$238.3	$225.0	+6%	$469.9	$433.4	+8%

Public finance earned premiums, before accelerations, grew 2% this quarter. Earned premium growth in this sector has been negatively impacted by the high level of refunding activity in Ambac’s public finance book in recent years, competitive pricing and the mix of business underwritten in recent periods.

Structured finance earned premiums and other credit enhancement fees grew 10%. The rate of growth in structured finance has improved recently, driven by strong premium production in asset classes such as pooled debt obligations and commercial asset-backed securities over the past several quarters.

International earned premiums and other credit enhancement fees decreased 2%. The decrease has resulted from deal terminations and a slow down in deal closings in 2007 relative to the prior year.

•

Net investment income for the second quarter of 2007 was $113.2 million, representing an increase of 8% from $104.5 million in the comparable period of 2006. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees.

Net investment income for the six months of 2007 was $225.3 million, representing an increase of 9% from $206.2 million in the comparable period of 2006, primarily as a result of the reasons provided above.

•

Financial services revenues. The financial services segment is comprised of the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $9.2 million in the second quarter of 2007, down 15% from $10.8 million in the second quarter of 2006. The decrease was primarily due to lower revenue from the interest rate swap, total return swap and investment agreement businesses in the second quarter 2007.

Financial services revenues were $19.9 million in the first half of 2007, down 12% from the $22.5 million of revenues in the first half of 2006 primarily due to the reason provided above.

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Ambac Second Quarter 2007 Earnings/6

Expenses

Highlights

•

Financial guarantee expenses of $50.5 million for the second quarter of 2007 increased 13% from $44.7 million of expenses for the second quarter of 2006. Financial guarantee loss and loss expenses were $17.1 million in the second quarter of 2007, up from $12.8 million in the second quarter of 2006. See “Loss Reserve Activity,” below, for additional information on losses. Net underwriting and operating expenses of the financial guarantee sector totaled $33.4 million in the second quarter of 2007, up 5% from $31.9 million in the second quarter of 2006 primarily due to increased compensation expense.

Financial guarantee expenses of $98.3 million for the first six months of 2007 increased 19% from $82.7 million of expenses for the same period of 2006. The increase results primarily from higher loss expenses during the period.

Loss Reserve Activity

•

Case basis loss reserves (loss reserves for exposures that have defaulted) increased $9.6 million during the second quarter of 2007 from $37.7 million at March 31, 2007 to $47.3 million at June 30, 2007. Included in the March 31, 2007 case reserves balance were offsetting receivables for claims previously paid on a European transportation transaction that were deemed by management to be recoverable upon the anticipated successful restructuring of that transaction. The restructuring was finalized during the quarter and the payments due to Ambac were received. Total net claim payments/(receipts) during the quarter amounted to ($7.5) million.

•

Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. The ACR increased by $14.9 million during the quarter, from $188.8 million at March 31, 2007 to $203.7 million at June 30, 2007. The increase was driven primarily by increases in reserves on certain credits primarily within the transportation sector of the U.S. public finance portfolio and to a lesser extent within the non-subprime RMBS sector of the structured finance portfolio, partially offset by favorable credit activity throughout both portfolios.

Other Items

•

Total net securities gains/(losses) for the second quarter of 2007 were ($52.7) million, consisting of net realized gains on investment securities of $1.2 million, net mark-to-market losses on credit and total return derivatives of ($57.9) million and net mark-to-market gains on non-trading derivative contracts of $4.0 million. During the quarter a net mark-to-market loss amounting to ($56.9) million was recorded related to insured collateralized debt obligations of asset-backed securitizations containing sub-prime mortgage-backed securities as collateral. The negative mark-to-market is driven by current market concerns over the most recent vintages of subprime RMBS and the recent lack of liquidity in the CDO of ABS market resulting in a reduction in market-quoted prices. Ambac’s exposure on those transactions all attach at levels senior to the triple-A attachment points as established by the rating agencies.

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Ambac Second Quarter 2007 Earnings/7

For the second quarter of 2006, net securities gains/(losses) were $51.0 million, consisting of net realized gains on investment securities of $44.4 million, net mark-to-market gains on credit and total return derivatives of $7.2 million and net mark-to-market losses on non-trading derivative contracts of ($0.6) million. Approximately $38 million of the second quarter 2006 net realized gains on investment securities related to cash recoveries received from a security in the investment agreement portfolio that had been written down in previous years.

Total net securities gains/(losses) for the first half of 2007 were ($49.0) million, consisting of net realized gains on investment securities of $7.8 million, net mark-to-market losses on credit and total return derivatives of ($59.8) million and net mark-to-market gains on non-trading derivative contracts of $3.0 million. For the first half of 2006 net securities gains were $64.4 million, consisting of net realized gains on investment securities of $49.5 million, net mark-to-market gains on credit and total return derivatives of $14.4 million and net mark-to-market gains on non-trading derivative contracts of $0.5 million.

Balance Sheet

Highlights

•

Total assets as of June 30, 2007 were $21.06 billion, up 4% from total assets of $20.27 billion at December 31, 2006. The increase was primarily driven by cash generated from operations during the period, partially offset by a decrease in unrealized gains in the investment portfolio due to a rise in long-term interest rates.

•

As of June 30, 2007, stockholders’ equity was $6.04 billion, a 2% decrease from year-end 2006 stockholders’ equity of $6.18 billion. The decrease was primarily the result of the $400 million share buyback and lower Accumulated Other Comprehensive Income driven by higher long-term interest rates, partially offset by net income during the period.

•

During the second quarter 2007, Ambac completed the buyback of $400 million of its common stock under its accelerated share buyback program (originally announced on February 12, 2007). The total number of shares purchased under the agreement amounted to 4.46 million shares. Ambac also bought back 194 thousand shares of its common stock at a total cost of $16.9 million during the second quarter that was unrelated to the accelerated share buyback program.

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Ambac Second Quarter 2007 Earnings/8

Increased Cash Dividend Declared

At its July 2007 Board meeting, the Board of Directors of Ambac Financial Group Inc. approved a 17% increase in the regular quarterly cash dividend from $0.18 to $0.21 per share of common stock. The dividend is payable on September 5, 2007 to stockholders of record on August 10, 2007. Ambac has declared an increased cash dividend in every year since going public in 1991.

Forward-Looking Statements

This release, in particular the Chairman and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) the amount of reserves established for losses and loss expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac Second Quarter 2007 Earnings/9

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.4% and 5.6% during the second quarter of 2007 and 2006, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Second Quarter		Six Months
	2007	2006	2007	2006
Credit enhancement production	$368	$531	$678	$764
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(242)	(357)	(440)	(494)

Gross up-front premiums written	$126	$174	$238	$270
Gross installment premiums written on insurance policies	135	140	273	263

Gross premiums written	$261	$314	$511	$533

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors. Operating earnings measures income from operations excluding the impact of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Six Months Ended June 30, 2007 and 2006

(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Financial Guarantee:
Gross premiums written	$261,139	$313,500	$511,051	$532,558
Ceded premiums written	(28,437)	(57,747)	(57,921)	(48,990)

Net premiums written	$232,702	$255,753	$453,130	$483,568

Net premiums earned	$221,019	$210,829	$437,025	$405,061
Other credit enhancement fees	17,332	14,155	32,885	28,343

Net premiums earned and other credit enhancement fees	238,351	224,984	469,910	433,404
Net investment income	113,190	104,455	225,254	206,189
Net realized investment gains	881	1,892	1,321	1,513
Net mark-to-market (losses) gains on credit derivative contracts	(56,867)	5,381	(61,991)	7,334
Other income	5,649	3,453	8,505	32,415
Financial Services:
Investment income	107,903	98,048	213,873	179,983
Derivative products	2,464	3,321	6,070	8,007
Net realized investment gains	310	41,728	6,471	47,231
Net mark-to-market (losses) gains on total return swap contracts	(982)	1,818	2,233	7,041
Net mark-to-market gains (losses) on non-trading derivatives	340	(306)	(159)	(62)
Corporate:
Net investment income	1,341	3,396	2,922	6,396
Net realized investment gains	—	791	—	791

Total revenues	412,580	488,961	874,409	930,242

Expenses:
Financial Guarantee:
Loss and loss expenses	17,096	12,822	28,518	12,949
Underwriting and operating expenses	33,438	31,865	69,814	69,723
Financial Services:
Interest on investment and payment agreements	101,124	90,533	200,082	165,498
Operating expenses	3,117	3,303	6,405	6,875
Interest	22,091	19,475	41,380	38,950
Corporate	3,664	4,000	6,920	7,643

Total expenses	180,530	161,998	353,119	301,638

Income before income taxes	232,050	326,963	521,290	628,604
Provision for income taxes	59,013	88,393	134,910	168,894

Net income	$173,037	$238,570	$386,380	$459,710

Net income per share	$1.69	$2.24	$3.73	$4.32

Net income per diluted share	$1.67	$2.22	$3.70	$4.28

Weighted average number of common shares outstanding:
Basic	102,557,554	106,485,245	103,600,542	106,462,001

Diluted	103,442,086	107,450,639	104,550,048	107,398,480

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2007 and December 31, 2006

(Dollars in Thousands Except Share Data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $17,265,975 in 2007 and $16,484,257 in 2006)	$17,385,817	$16,800,338
Fixed income securities pledged as collateral, at fair value (amortized cost of $293,935 in 2007 and $311,546 in 2006)	285,605	307,101
Short-term investments, at cost (approximates fair value)	291,979	311,759
Other (cost of $38,669 in 2007 and $13,427 in 2006)	39,928	14,391

Total investments	18,003,329	17,433,589
Cash	35,729	31,868
Securities purchased under agreements to resell	270,000	273,000
Receivable for securities sold	48,979	12,857
Investment income due and accrued	183,207	193,199
Reinsurance recoverable on paid and unpaid losses	4,793	3,921
Prepaid reinsurance	322,914	315,498
Deferred acquisition costs	271,235	252,115
Loans	861,364	625,422
Derivative assets	939,658	1,019,339
Other assets	120,533	107,005

Total assets	$21,061,741	$20,267,813

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$3,061,673	$3,037,544
Loss and loss expense reserve	255,825	220,074
Ceded reinsurance balances payable	19,198	20,084
Obligations under investment and payment agreements	8,395,689	8,202,590
Obligations under investment repurchase agreements	135,465	154,287
Deferred income taxes	183,117	263,483
Current income taxes	49,227	49,920
Long-term debt	1,664,705	991,804
Accrued interest payable	93,855	105,129
Derivative liabilities	675,290	667,066
Other liabilities	317,018	275,670
Payable for securities purchased	168,850	95,973

Total liabilities	15,019,912	14,083,624

Stockholders’ equity:
Preferred stock	-	-
Common stock	1,092	1,092
Additional paid-in capital	829,853	790,168
Accumulated other comprehensive income	69,341	197,576
Retained earnings	5,773,888	5,454,575
Common stock held in treasury at cost	(632,345)	(259,222)

Total stockholders’ equity	6,041,829	6,184,189

Total liabilities and stockholders’ equity	$21,061,741	$20,267,813

Number of shares outstanding (net of treasury shares)	101,733,454	105,730,553

Book value per share	$59.39	$58.49

Ambac Assurance Corporation and Subsidiaries

Capitalization Table—GAAP

June 30, 2007 and December 31, 2006

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of June 30, 2007 and December 31, 2006, respectively, on the basis of accounting principles generally accepted in the United States of America.

	June 30, 2007	December 31, 2006
	(unaudited)
Long-term debt (1)	$275	$0

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,545	1,509
Accumulated other comprehensive income	29	142
Retained earnings	5,576	5,259

Total stockholder’s equity	$7,232	$6,992

(1)	Long-term debt relates entirely to variable interest entity notes consolidated under the provisions of FIN 46R “Consolidation of Variable Interest Entities”.